UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.___)

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

KURA ONCOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

KURA ONCOLOGY, INC.

12730 High Bluff Drive, Suite 400

San Diego, California 92130

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2023

To the Stockholders of Kura Oncology, Inc.:

This proxy statement supplement, dated May 4, 2023 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Kura Oncology, Inc., dated April 6, 2023 (the “Proxy Statement”), for our Annual Meeting of Stockholders to be held on May 31, 2023 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Director Compensation Policy

Our director compensation policy (the “Director Compensation Policy”), which was most recently amended in April 2023, provides for both cash retainer fees and automatic, non-discretionary annual equity grants. As in effect for 2022, our Director Compensation Policy provided that each of our non-employee directors would receive the following compensation:

•
an annual cash retainer of $40,000;
•
an additional annual cash retainer of $27,500 for our Lead Independent Director;
•
an additional annual cash retainer of $7,500, $5,000 and $4,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (increased to $10,000, $7,500, and $5,000, respectively, in April 2023);
•
an additional annual cash retainer of $7,500, $5,000 and $4,000 for service as chair of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (increased to $10,000, $7,500, and $5,000, respectively, in April 2023);
•
an initial option grant to purchase 46,000 shares of our common stock (increased to 52,000 shares of our common stock in April 2023) on the date of each new non-employee director’s appointment to our Board of Directors, vesting annually over a three-year period; and
•
an annual option grant to purchase 23,000 shares of our common stock (increased to 26,000 shares of our common stock in April 2023) on the date of each of our annual stockholder meetings, vesting in full on the one-year anniversary of the date of grant (the foregoing grants to non-employee directors joining our Board of Directors other than at an annual stockholder meeting will be prorated for the number of months remaining until our next annual stockholder meeting).

Subject to stockholder approval of our Amended and Restated 2014 Equity Incentive Plan at the Annual Meeting, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any period commencing on the date of our Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of our Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including equity awards granted and cash fees paid by us to such non-employee director, will not exceed (i) $750,000 in total value or (ii) $1,000,000 in total value in the event such non-employee director is first appointed or elected to our Board of Directors during such Annual Period, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes (the “Compensation Limit”). We have the sole discretion to reduce any compensation payable to a non-employee director in order to comply with the Compensation Limit. The Compensation Limit will apply commencing with the Annual Period that begins on this Annual Meeting.

Each of the initial and annual option grants described above will vest and become exercisable subject to the director’s continuous service to us, provided that each option will vest in full upon a change of control (as defined under our 2014 Plan). The term of each option will be ten years, subject to earlier termination as provided in the 2014 Plan, except that the post-termination exercise period will be for 12 months from the date of termination, if such termination is other than for cause or due to death or disability. The options will be granted under our 2014 Plan, the terms of which are described in more detail above under “Equity Compensation Plans—Amended and Restated 2014 Equity Incentive Plan.”

Director’s fees are prorated to the date the director is appointed or elected. We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors, subject to our travel policy.

Voting Matters

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which proposals are described in the Proxy Statement.

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. We urge stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

/s/ Teresa Bair
Teresa Bair, J.D.
Chief Legal Officer and Secretary

May 4, 2023